Exhibit 23.2

CONSENT OF EXPERT

This Consent of Expert (the "Consent") is granted this 30th day of December 2008 by James W. McLeod, (the "Expert") to Dafoe Corp., a Nevada corporation (the "Company"), to be effective as of the date of signing.

Pursuant to Item 601(b)(23) of Regulation S-B, the Expert hereby authorizes the Company to use, summarize and reference any professional works, publications, reviews and/or estimates produced by the Expert and/or Expert's biographical information for the purposes of filing a prospectus with the Securities and Exchange Commission, to be made publicly available. Additionally, Expert consents to the use of the Company's summary of the Expert's  “Review and Recommendations Vet 1-4 Mineral Claims, Blair Junction Area, Esmeralda County, Nevada, USA”, dated August 14, 2008, contained throughout the Company's Form S-1 Registration Statement, filed herewith. Furthermore, Expert consents to being listed as an "Expert" herein. The Expert acknowledges that any professional judgment on his behalf may produce an impact on the Company's operating and financing strategies.

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IN WITNESS WHEREOF, James W. McLeod, hereby consent to the aforesaid conditions and circumstances and agree to be named an expert pursuant to Section 7(a) of the Securities Act.

By: /s/ James W. McLeod
James W. McLeod